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                                                                 EXHIBIT d(1)(c)


                         AIM SPECIAL OPPORTUNITIES FUNDS

                      MASTER INVESTMENT ADVISORY AGREEMENT

         THIS AGREEMENT is made this ____ day of __________, ____, by and between AIM Special Opportunities Funds, a Delaware business trust (the "Trust") with respect to its series of shares shown on the Appendix A attached hereto, as the same may be amended from time to time, and A I M Advisors, Inc., a Delaware corporation (the "Advisor").


                                    RECITALS

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "l940 Act"), as an open-end, diversified management investment company;

         WHEREAS, the Advisor is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as an investment advisor and engages in the business of acting as an investment advisor;

         WHEREAS, the Trust's Amended and Restated Agreement and Declaration of Trust (the "Declaration of Trust") authorizes the Board of Trustees of the Trust (the "Board of Trustees") to create separate series of shares of beneficial interest in the Trust, and as of the date of this Agreement, the Board of Trustees has created three separate series portfolios (such portfolios and any other portfolios hereafter added to the Trust being referred to collectively herein as the "Funds"); and

         WHEREAS, the Trust and the Advisor desire to enter into an agreement to provide for investment advisory services to the Funds upon the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

         1. Advisory Services. The Advisor shall act as investment advisor for the Funds and shall, in such capacity, supervise all aspects of the Funds' operations, including the investment and reinvestment of cash, securities or other properties comprising the Funds' assets, subject at all times to the policies and control of the Board of Trustees. The Advisor shall give the Trust and the Funds the benefit of its best judgment, efforts and facilities in rendering its services as investment advisor.

         2. Investment Analysis and Implementation. In carrying out its obligations under Section 1 hereof, the Advisor shall:

                  (a) supervise all aspects of the operations of the Funds;

                  (b) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether

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         affecting the economy generally or the Funds, and whether concerning the individual issuers whose securities are included in the assets of the Funds or the activities in which such issuers engage, or with respect to securities which the Advisor considers desirable for inclusion in the Funds' assets;

                  (c) determine which issuers and securities shall be represented in the Funds' investment portfolios and regularly report thereon to the Board of Trustees;

                  (d) formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Board of Trustees;

and take, on behalf of the Trust and the Funds, all actions which appear to the Trust and the Funds necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including but not limited to the placing of orders for the purchase and sale of securities for the Funds.

         3. Delegation of Responsibilities. Subject to compliance with all applicable provisions of the 1940 Act, any rules and regulations adopted thereunder, and any exemptive orders issued by the Securities and Exchange Commission, the Advisor may delegate to a sub-advisor certain of its duties enumerated in Section 2 hereof, provided that the Advisor shall continue to supervise the performance of any such sub-advisor.

         4. Control by Board of Trustees. Any investment program undertaken by the Advisor pursuant to this Agreement, as well as any other activities undertaken by the Advisor on behalf of the Funds, shall at all times be subject to any directives of the Board of Trustees.

         5. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Advisor shall at all times conform to:

                  (a) all applicable provisions of the 1940 Act and the Advisers Act and any rules and regulations adopted thereunder;

                  (b) the provisions of the registration statement of the Trust, as the same may be amended from time to time under the Securities Act of 1933 and the 1940 Act;

                  (c) the provisions of the Declaration of Trust, as the same may be amended from time to time;

                  (d) the provisions of the by-laws of the Trust, as the same may be amended from time to time; and

                  (e) any other applicable provisions of state, federal or foreign law.

         6. Broker-Dealer Relationships. The Advisor is responsible for decisions to buy and sell securities for the Funds, broker-dealer selection, and negotiation of brokerage commission rates.


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                  (a) The Advisor's primary consideration in effecting a
         security transaction will be to obtain execution at the most favorable price.

                  (b) In selecting a broker-dealer to execute each particular transaction, the Advisor will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and the difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Funds on a continuing basis. Accordingly, the price to the Funds in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the fund execution services offered.

                  (c) Subject to such policies as the Board of Trustees may from time to time determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Funds to pay a broker or dealer that provides brokerage and research services to the Advisor an amount of commission for effecting a fund investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities with respect to a particular Fund, other Funds of the Trust, and to other clients of the Advisor as to which the Advisor exercises investment discretion. The Advisor is further authorized to allocate the orders placed by it on behalf of the Funds to such brokers and dealers who also provide research or statistical material, or other services to the Funds, to the Advisor, or to any sub-advisor. Such allocation shall be in such amounts and proportions as the Advisor shall determine and the Advisor will report on said allocations regularly to the Board of Trustees indicating the brokers to whom such allocations have been made and the basis therefor.

                  (d) In making decisions regarding broker-dealer relationships, the Advisor may take into consideration the recommendations of any sub-advisor appointed to provide investment research or advisory services in connection with the Funds, and may take into consideration any research services provided to such sub-advisor by broker-dealers.

         7. Compensation. The compensation that each Fund shall pay the Advisor is set forth in Appendices B and C attached hereto.

         8. Expenses of the Funds. All of the ordinary business expenses incurred in the operations of the Funds and the offering of their shares shall be borne by the Funds unless specifically provided otherwise in this Agreement. These expenses borne by the Funds include but are not limited to brokerage commissions, taxes, legal, accounting, auditing, or governmental fees, the cost of preparing share certificates, custodian, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to directors and shareholder meetings, the cost of


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preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Trust on behalf of the Funds in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Funds' shareholders.


         9. Services to Other Companies or Accounts. The Trust understands that the Advisor now acts, will continue to act and may act in the future as investment manager or advisor to fiduciary and other managed accounts, and as investment manager or advisor to other investment companies, including any offshore entities, or accounts, and the Trust has no objection to the Advisor so acting, provided that whenever the Trust and one or more other investment companies or accounts managed or advised by the Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Trust recognizes that in some cases this procedure may adversely affect the size of the positions obtainable for the Funds.


         10. Non-Exclusivity. The Trust understands that the persons employed by the Advisor to assist in the performance of the Advisor's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Advisor or any affiliate of the Advisor to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. The Trust further understands and agrees that officers or directors of the Advisor may serve as officers or directors of the Trust, and that officers or directors of the Trust may serve as officers or directors of the Advisor to the extent permitted by law; and that the officers and directors of the Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.


         11. Effective Date, Term and Approval. This Agreement shall become effective with respect to a Fund, if approved by the shareholders of such Fund, on the Effective Date for such Fund, as set forth in Appendix A attached hereto. If so approved, this Agreement shall thereafter continue in force and effect until June 30, 2001, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:


                  (a) (i) by the Board of Trustees or (ii) by the vote of "a majority of the outstanding voting securities" of such Fund (as defined in Section 2(a)(42) of the 1940 Act); and

                  (b) by the affirmative vote of a majority of the trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trust trustees), by votes cast in person at a meeting specifically called for such purpose.

         12. Termination. This Agreement may be terminated as to the Trust or as to any one or more of the Funds at any time, without the payment of any penalty, by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the applicable Fund, or

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by the Advisor, on sixty (60) days' written notice to the other party. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

         13. Liability of Advisor. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor or any of its officers, directors or employees, the Advisor shall not be subject to liability to the Trust or to the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

         14. Liability of Shareholders. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as shareholders of private corporations for profit.

         15. Notices. Any notices under this Agreement shall be in writing, addressed and delivered, telecopied or mailed postage paid, to the other party entitled to receipt thereof at such address as such party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and that of the Advisor shall be 11 Greenway Plaza, Suite 100, Houston, Texas 77046-1173.

         16. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

         17. License Agreement. The Trust shall have the non-exclusive right to use the name "AIM" to designate any current or future series of shares only so long as A I M Advisors, Inc. serves as investment manager or advisor to the Trust with respect to such series of shares.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.

                                    AIM Special Opportunities Funds
                                    (a Delaware business trust)

Attest:


                                    By:
------------------------------         ----------------------------------
       Assistant Secretary                President

(SEAL)



Attest:                             A I M Advisors, Inc.


                                    By:
------------------------------         ----------------------------------
       Assistant Secretary                President

(SEAL)


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



                                   APPENDIX A
                            FUNDS AND EFFECTIVE DATES



NAME OF FUND                              EFFECTIVE DATE OF ADVISORY AGREEMENT
------------                              ------------------------------------
AIM Large Cap Opportunities Fund          December 31, 1999

AIM Mid Cap Opportunities Fund            January 1, 2000

AIM Small Cap Opportunities Fund          January 1, 2000

                                   APPENDIX B
                           COMPENSATION TO THE ADVISOR



                        AIM LARGE CAP OPPORTUNITIES FUND

         The Trust shall pay the Advisor, out of the assets of AIM Large Cap Opportunities Fund ("Large Cap"), as full compensation for all services rendered and all facilities furnished to Large Cap hereunder, a management fee consisting of the sum of a Base Fee and a Performance Adjustment (whether positive or negative), computed and paid monthly. If the Advisor shall serve for less than the whole of any period specified herein, the compensation payable to the Advisor with respect to Large Cap shall be prorated.

         The Base Fee shall be at an annual rate of 1.50% of Large Cap's average daily net assets. In computing the amount of the Base Fee, the Base Fee shall be applied against Large Cap's average daily net assets computed over the month for which the Base Fee is paid. The Trust shall pay the Advisor the Base Fee beginning on the Effective Date for Large Cap, as set forth in Appendix A.

         The Performance Adjustment shall be calculated by (i) subtracting the Investment Record of the Large Cap Benchmark Index, as set forth in Appendix C, from the Investment Performance of a Class A share of Large Cap over the Performance Period, (ii) subtracting 2.00% from the number obtained in (i) if such number is positive, or adding 2.00% if such number is negative, and (iii) multiplying the number obtained in (ii) (whether positive or negative) by 0.20%. In computing the amount of the Performance Adjustment, the Performance Adjustment shall be applied against Large Cap's average daily net assets computed over the Performance Period. The Performance Adjustment shall not exceed 1.00% per annum. The Trust shall pay the Advisor the Performance Adjustment beginning in the thirteenth month following the Effective Date for Large Cap, so that for the first twelve months following the Effective Date for Large Cap the Advisor shall receive only the Base Fee.

         As used herein, the term "Performance Period" shall mean the twelve month period ending on the last day of the month immediately preceding the monthly computation called for herein and the terms "Investment Record" and "Investment Performance" shall have the meanings set forth in Rule 205-1 of the Advisers Act. The average daily net asset value of Large Cap shall be determined in the manner set forth in the Declaration of Trust and registration statement of the Trust, as amended from time to time.


                         AIM MID CAP OPPORTUNITIES FUND

         The Trust shall pay the Advisor, out of the assets of AIM Mid Cap Opportunities Fund ("Mid Cap"), as full compensation for all services rendered and all facilities furnished to Mid Cap hereunder, a management fee consisting of the sum of a Base Fee and a Performance Adjustment (whether positive or negative), computed and paid monthly. If the Advisor shall serve for less than the whole of any period specified herein, the compensation payable to the Advisor with respect to Mid Cap shall be prorated.

         The Base Fee shall be at an annual rate of 1.50% of Mid Cap's average daily net assets. In computing the amount of the Base Fee, the Base Fee shall be applied against Mid Cap's average daily net assets computed over the month for which the Base Fee is paid. The Trust shall pay the Advisor the Base Fee beginning on the Effective Date for Mid Cap, as set forth in Appendix A.

         The Performance Adjustment shall be calculated by (i) subtracting the Investment Record of the Mid Cap Benchmark Index, as set forth in Appendix C, from the Investment Performance of a Class A share of Mid Cap over the Performance Period, (ii) subtracting 2.00% from the number obtained in (i) if such number is positive, or adding 2.00% if such number is negative, and (iii) multiplying the number obtained in (ii) (whether positive or negative) by 0.20%. In computing the amount of the Performance Adjustment, the Performance Adjustment shall be applied against Mid Cap's average daily net assets computed over the Performance Period. The Performance Adjustment shall not exceed 1.00% per annum. The Trust shall pay the Advisor the Performance Adjustment beginning in the thirteenth month following the Effective Date for Mid Cap, so that for the first twelve months following the Effective Date for Mid Cap the Advisor shall receive only the Base Fee.

         As used herein, the term "Performance Period" shall mean the twelve month period ending on the last day of the month immediately preceding the monthly computation called for herein and the terms "Investment Record" and "Investment Performance" shall have the meanings set forth in Rule 205-1 of the Advisers Act. The average daily net asset value of Mid Cap shall be determined in the manner set forth in the Declaration of Trust and registration statement of the Trust, as amended from time to time.


                        AIM SMALL CAP OPPORTUNITIES FUND

         The Trust shall pay the Advisor, out of the assets of AIM Small Cap Opportunities Fund ("Small Cap"), as full compensation for all services rendered and all facilities furnished to Small Cap hereunder, a management fee consisting of the sum of a Base Fee and a Performance Adjustment (whether positive or negative), computed and paid monthly. If the Advisor shall serve for less than the whole of any period specified herein, the compensation payable to the Advisor with respect to Small Cap shall be prorated.

         The Base Fee shall be at an annual rate of 1.00% of Small Cap's average daily net assets. In computing the amount of the Base Fee, the Base Fee shall be applied against Small Cap's average daily net assets computed over the month for which the Base Fee is paid. The Trust shall pay the Advisor the Base Fee beginning on the Effective Date for Small Cap, as set forth in Appendix A.

         The Performance Adjustment shall be calculated by (i) subtracting the Investment Record of the Small Cap Benchmark Index, as set forth in Appendix C, from the Investment Performance of a Class A share of Small Cap over the Performance Period, (ii) subtracting 2.00% from the number obtained in (i) if such number is positive, or adding 2.00% if such number is negative, and (iii) multiplying the number obtained in (ii) (whether positive or negative) by 0.15%. In computing the amount of the Performance Adjustment, the Performance

Adjustment shall be applied against Small Cap's average daily net assets computed over the Performance Period. The Performance Adjustment shall not exceed 0.75% per annum. The Trust shall pay the Advisor the Performance Adjustment beginning in the thirteenth month following the Effective Date for Small Cap, so that for the first twelve months following the Effective Date for Small Cap the Advisor shall receive only the Base Fee.

         As used herein, the term "Performance Period" shall mean the twelve month period ending on the last day of the month immediately preceding the monthly computation called for herein and the terms "Investment Record" and "Investment Performance" shall have the meanings set forth in Rule 205-1 of the Advisers Act. The average daily net asset value of Small Cap shall be determined in the manner set forth in the Declaration of Trust and registration statement of the Trust, as amended from time to time.

                                   APPENDIX C
                                BENCHMARK INDICES



                        AIM LARGE CAP OPPORTUNITIES FUND

        The Large Cap Benchmark Index shall be the S&P 500--Registered
                              Trademark-- Index.


                         AIM MID CAP OPPORTUNITIES FUND

         The Mid Cap Benchmark Index shall be the S&P MidCap 400 Index.


                        AIM SMALL CAP OPPORTUNITIES FUND

     The Small Cap Benchmark Index shall be the Russell 2000--Registered
                              Trademark-- Index.


         From time to time, the Board of Trustees, by the affirmative vote of the trustees voting in person, including the affirmative vote of a majority of the trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement, may determine that another securities index is a more appropriate benchmark than the respective Benchmark Index above for purposes of evaluating the performance of a Fund. In such event, after thirty days' written notice to the Advisor, a successor index (the "Successor Index") may be substituted for a Fund's Benchmark Index in prospectively calculating the Performance Adjustment for that Fund. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the Performance Period prior to the adoption of the Successor Index will still be based upon the Fund's performance compared to its former Benchmark Index.


                                      C-1